Exhibit 99.1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of November 1, 2019 is by and among Whale Rock Capital Management LLC and Alexander Sacerdote (collectively, the "Filers").

Each of the Filers may be required to file with the United States Securities and Exchange Commission a statement on Schedule 13G and/or 13D with respect to Class A Common Stock, $0.00001 par value per share, of Datadog, Inc. beneficially owned by them from time to time.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the Filers hereby agree to file a single statement on Schedule 13G and/or 13D (and any amendments thereto) on behalf of each of such parties, and hereby further agree to file this Joint Filing Agreement as an exhibit to such statement, as required by such rule.

This Joint Filing Agreement may be terminated by any of the Filers upon one week's prior written notice (or such lesser period of notice as the Filers may mutually agree) to the other party.

Executed and delivered as of the date first above written.

WHALE ROCK CAPITAL MANAGEMENT

By:	/s/ Alexander Sacerdote
Name:	Alexander Sacerdote
Title:	Managing Member of Whale Rock Capital Management LLC and Individually